Exhibit 5.1

Evotec SE Essener Bogen 7 22419 Hamburg Germany

Hamburg

Freshfields Bruckhaus Deringer

Rechtsanwälte Steuerberater PartG mbB

Hohe Bleichen 7

20354 Hamburg

T  +49 40 36 90 60 (Switchboard)

+49 40 36 90 61 60 (Direct)

F  +49 40 36 90 61 55

E  christoph.seibt@freshfields.com

www.freshfields.com

9 November 2021

Evotec SE – Form S-8 Registration Statement

Ladies and Gentlemen

We are acting as legal advisers to Evotec SE, a European stock corporation (SE) with its business address at Essener Bogen 7, 22419 Hamburg, Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg, Germany, (the Commercial Register) under number HRB 156381 (the Company) as to matters of German law in connection with possible future issuances from time to time pursuant to a registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission on 9 November 2021 pursuant to the Securities Act of 1933, as amended (the Registration Statement) of up to (i) 4,362,755 ordinary shares of the Company with a notional amount of EUR 1.00 per share (any such ordinary share of the Company a Share, and any Share newly issued for purposes of making or settling grants under any Plan (as defined below) a New Share) and/or (ii) 8,725,510 American Depositary Shares (the ADSs), with each ADS representing one-half of one Share and issued by the relevant depositary against the deposit by the Company of one New Share. Shares are or may become issuable under the following programs: (i) Up to 858,585 Shares under the Restricted Share Plan 2020 and (ii) up to 3,504,170 Shares under the Share Performance Plan 2017 (together the Plans).

In this opinion, “Germany” means the Federal Republic of Germany.

1.	Documents Reviewed

For the purpose of rendering this legal opinion, we have examined the following documents (together, the Opinion Documents):

a)	a copy of the Company’s articles of association (Satzung), as in effect as of the date of this opinion (the Articles of Association);

Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater Partnerschaftsgesellschaft mit beschränkter Berufshaftung (Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB) has its seat in Frankfurt am Main and is registered with the partnership register of the Amtsgericht Frankfurt am Main with registered number PR 2677. For further regulatory information please refer to www.freshfields.com/support/legal-notice.

A list of all members of Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB is available on request. The reference to ‘partners’ means members of Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB as well as consultants and employees of Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB with equivalent standing and qualifications who are not members of the partnership.

b)	a copy of an electronic excerpt (Handelsregisterauszug) from the Commercial Register relating to the Company dated 9 November 2021 (the Register Excerpt);

c)	a copy of the Registration Statement; and

d)

copies of the minutes of the annual general shareholders’ meetings of the Company held on June 14, 2017 and June 16, 2020, resolving upon, among others, the creation and/or amendment of the Share Performance Plan 2017 and the Restricted Share Plan 2020 as well as the correlating conditional capital (bedingtes Kapital) (the Resolutions).

We have not reviewed any other documents for the purposes of this opinion.

2.	Assumptions

As to questions of fact material to this opinion that we did not independently establish or verify, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

In considering the Opinion Documents and rendering this opinion we have assumed without further inquiry:

a)	the conformity of all copies of documents supplied to us with the relevant originals and the authenticity and completeness of all documents submitted to us whether as originals or as copies;

b)	that all signatures on Opinion Documents are genuine signatures of, or in the case of electronic signatures, have been affixed by, those individuals from whom they purport to stem;

c)

that Opinion Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the draft examined by us by the party that in the respective draft is envisaged to so execute the respective Opinion Document;

d)

that all individuals who have executed and delivered or will execute and deliver any of the Opinion Documents had or will have, at the relevant times, (i) full legal capacity (Geschäftsfähigkeit) and (ii) power to validly represent (Vertretungsmacht) the respective party (other than individuals executing, passing or delivering on behalf of the Company), in executing and delivering the relevant Opinion Document;

e)	that none of the Opinion Documents has been or, as the case may be, will be revoked, rescinded, repealed, terminated (whether in whole or in part), amended or supplemented;

f)	the correctness and completeness of all factual matters expressed in the Opinion Documents;

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g)	that the Register Excerpt is accurate and complete as at its date and that no changes to the facts related therein have occurred between the date the Register Excerpt was issued and the date hereof;

h)	that the Articles of Association are true and accurate as of the date of this opinion;

i)	the Company has its effective seat of administration (effektiver Verwaltungssitz) and principal place of business in Germany;

j)	that the Company will at all times continue to have sufficient conditional capital (bedingtes Kapital);

k)

that the management board (Vorstand) and the supervisory board (Aufsichtsrat) of the Company will duly pass the relevant resolutions for the issuance of any New Shares (the Future Resolutions) in accordance with the Articles of Association, the terms of the Plans, the Resolutions and applicable law;

l)	that upon issuance of any New Shares, the Company will receive payment in cash of an issue price in accordance with the Plans, the Resolutions, the Future Resolutions and applicable law;

m)	that no filing for the initiation of insolvency or any other moratorium or bankruptcy procedures has been made by or against the Company in any jurisdiction; and

n)	that no insolvency filing by or against the Company has been rejected by the relevant court on the grounds of insufficiency of assets (Abweisung mangels Masse).

3.	Laws Considered

The undersigned is admitted to the bar association (Rechtsanwaltskammer) in Hamburg, Germany, and licensed as attorney (Rechtsanwalt) in Germany. This opinion is, therefore, limited to matters of German law as presently in effect and applied by the German courts (including the law of the European Union to the extent it is directly applicable in Germany). We have not investigated and do not express or imply any opinion with respect to the laws of any other jurisdiction.

4.	Opinion Statements

Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that:

a)	The Company is a European stock corporation (SE) duly established and validly existing under the laws of Germany and registered with the Commercial Register under number HRB 156381.

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b)

Any New Shares will be duly authorized, validly issued, fully paid and non-assessable (if and when authorized in accordance with the law, issued and paid under the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly issued, granted or awarded and exercised in accordance with the requirements of law, the Resolutions, the Future Resolutions, the Articles of Association, and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith)).

5.	Qualifications

The foregoing opinion statements are subject to the following qualifications:

The opinions expressed herein may be affected by the general defences available to obligors under German law in respect of the validity and enforceability of contractual obligations, such as, e.g., the German law principles of frustration (Unmöglichkeit), set-off (Aufrechnung), estoppel (Einreden) and statutes of limitation (Verjährung).

For the purposes of this opinion we have relied on the Register Excerpt. Entries in the commercial register are made by qualified legal personnel upon review of the relevant documents. Although excerpts from the commercial register do not necessarily constitute conclusive evidence of the matters reflected therein, they are as a practical matter, for business purposes, considered sufficient proof of the facts stated therein.

In this opinion, concepts of German law are addressed in the English language and not in the original German terms, which may differ in their exact legal meaning. This opinion may only be relied upon under the express condition that this opinion and any issues of interpretation arising hereunder are exclusively governed by German law.

This opinion speaks of its date only, and we do not assume any obligation to update this opinion or to inform you of any changes to any of the facts or laws of other matters referred to herein. This opinion is limited to the matters addressed herein and should not be read as opinion in respect to any other matter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

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This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ Prof. Dr. Christoph H. Seibt

Prof. Dr. Christoph H. Seibt

Freshfields Bruckhaus Deringer

Rechtsanwälte Steuerberater PartG mbB

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